SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549





FORM 11-K

FOR ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE, SAVINGS
AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1996

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
        THE SECURITIES EXCHANGE ACT OF 1934


Commission file number:   33-41313


A.	Full title of the plan and the address of the plan,
	if different from that of the issuer named below:

Bairnco Corporation 401(K)
Savings Plan and Trust

B.	Name of issuer of the securities held pursuant to
	the plan and the address of its principal executive office:

Bairnco Corporation
2251 Lucien Way
Maitland, Florida 32751




REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Advisory Committee of
Bairnco Corporation 401(k) Savings Plan and Trust:

We have audited the accompanying statements of net assets available for benefits of Bairnco Corporation 401(k) Savings Plan and Trust as of December 31, 1996 and 1995, and the related statement of changes in net assets available for benefits for the year ended December 31, 1996. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Bairnco Corporation 401(k) Savings Plan and Trust as of December 31, 1996 and 1995, and the changes in net assets available for benefits for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of reportable transactions, assets held for investment and transactions with parties in interest are presented for purposes of complying with the Department of Labor Rules and Regulations for reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and are not a required part of the basic financial statements. Such schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


Orlando, Florida
February 13, 1997
                                               Arthur Andersen LLP





BAIRNCO CORPORATION
401(k) SAVINGS PLAN AND TRUST
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 1996 AND 1995

                                                1996           1995
ASSETS

INVESTMENTS, at fair market value (Notes 2 & 3)
  Bairnco common stock fund                     $   181,378    $   154,559
  Mutual funds                                    2,805,520      2,161,181
  Participant notes receivable                       42,633         12,744

TOTAL INVESTMENTS                                 3,029,531      2,328,484

RECEIVABLES
  Participants' contributions                        67,678         46,494
  Accrued investment income                           1,289          6,865

TOTAL RECEIVABLES                                    68,967         53,359

TOTAL ASSETS                                      3,098,498      2,381,843

NET ASSETS AVAILABLE FOR BENEFITS               $ 3,098,498    $ 2,381,843



The accompanying notes are an integral part of these financial statements.


BAIRNCO CORPORATION
401(k) SAVINGS PLAN AND TRUST
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 1996

(Note 6)



                                                    1996
NET ASSETS AVAILABLE FOR BENEFITS,
  beginning of year                             $ 2,381,843

ADDITIONS:
  Participants' contributions                       797,786
  Interest and dividends                            116,976
  Net realized and unrealized appreciation
    on investments (Note 2)                         226,560
                                                  1,141,322
DEDUCTIONS:
  Distributions                                     424,267
  Administrative expenses                               400
                                                    424,667

NET INCREASE                                        716,655

NET ASSETS AVAILABLE FOR BENEFITS,
  end of year                                   $ 3,098,498




The accompanying notes are an integral part of these financial statements.




BAIRNCO CORPORATION
401(k) SAVINGS PLAN AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1996 and 1995


1.	PLAN DESCRIPTION:

The following description of the Bairnco Corporation 401(k) Savings Plan and Trust (the "Plan") provides only general information. Participants of the Plan should refer to the Plan document for a complete description of the Plan's provisions. The Plan document is available from Bairnco Corporation ("Bairnco" or the "Corporation") at its offices in Maitland, Florida.

General

Bairnco established the Plan effective July 1, 1991. The Plan is a defined contribution plan under which all full-time employees become eligible for participation on the first day of the month following completion of thirty days of service. Once an employee becomes eligible for participation, salary deferrals (contributions) may commence on any subsequent date. The Plan excludes non-resident aliens, leased employees and independent contractors from participating in the Plan. Union employees of the Corporation are permitted to participate in the Plan. The Plan is subject to the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Under the terms of the Plan, allowable contributions are outlined as follows:

Employee Contributions - The participants may elect to defer a minimum of 1% and a maximum of 20% of compensation, as defined in the Plan, not to exceed $9,500 and $9,240 for 1996 and 1995, respectively. The maximum dollar amount that may be deferred is adjusted annually by the Internal Revenue Service. The amount of the compensation which is deferred, plus any earnings or losses on that amount, is not subject to federal income tax until the funds are actually distributed to the participant by the Plan. However, contributions are subject to FICA (Social Security and Medicare Taxes).

Employer Contributions - The Corporation does not match elective deferrals pursuant to the Plan.

Participant Accounts

Each participant's account is credited with the participant's contribution and allocations of Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the amount that can be provided from the participant's vested account.

Vesting

A participant shall at all times have a 100 percent nonforfeitable interest in the value of his/her account attributable to all contributions made plus or minus investment earnings and losses thereon and related administrative costs.

Transfers From Other Qualified Plans

Participants who have an interest in any other qualified employee benefit plan (as described in Section 401(a) of the Internal Revenue Code) may transfer the distributions from these plans directly into the Plan at the discretion of the Administrative Committee (see Note 4).

Distributions

A participant who has attained age 59-1/2 may elect, by filing a written application with the Administrative Committee, to withdraw any amount up to 100 percent of the vested portion of his/her account, for any reason. For participants who have not attained age 59-1/2, the reasons for such withdrawals are restricted to those defined in the Plan.

Upon termination of employment, a participant can elect to have the balance in the participant's account distributed to the participant in a single lump sum cash distribution or a partial distribution if requested in writing by the participant. As an alternative, the participant may also elect to leave the related funds in the Plan or transfer the related funds into another qualified plan.

Participant Notes Receivable

An active participant may borrow from his/her account a minimum of $1,000 up to a maximum equal to the lesser of (1) a total of $50,000 of borrowings within one year or (2) 50% of the participant's account balance.

Loan transactions are treated as transfers between the investment fund and the participant notes receivable account. Loan terms range from 1-5 years or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at the prime rate at the time of borrowing plus 2%. During 1996, interest rates ranged from 9.5% to 10.5%. Principal and interest are paid quarterly through payroll deductions. As of December 31, 1996, there were 14 loans outstanding.


2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Reclassifications-

Certain reclassifications were made to prior year balances in order to conform to the current year presentation.

Use of Estimates-

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions from the net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

Basis Of Accounting-

Through June 30, 1996, the accounting records of the Plan and the Plan's assets were maintained by SunTrust Banks of Florida, Inc. ("SunTrust"). Effective July 1, 1996, the accounting records of the Plan and the Plan's assets were transferred from SunTrust to Schwab Retirement Plan Services, Inc. ("Schwab") a subsidiary of the Charles Schwab Corporation. The participants' account balances are determined on the cash basis; however, the Plan's financial statements contained herein are presented on an accrual basis.

Investment Valuation and Income Recognition-

Investments are stated at fair market value. Securities which are traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Any unlisted securities are valued at the bid price next preceding the close of business on the valuation date. Participant notes receivable are valued at cost which approximates fair value.

Any unrealized appreciation/depreciation on investments represents the difference between fair value of investments at the beginning of the Plan year or when acquired, whichever is later, and the fair value of investments at the end of the Plan year.

Interest income is recognized on the accrual basis.

Administrative Expenses-

Administrative expenses of the Plan are paid directly by Bairnco on behalf of the Plan. During the year ended December 31, 1996, Bairnco paid administrative expenses of approximately $11,500.

Benefit Payments-

Benefits are recorded when paid.


3.	INVESTMENTS:

There are currently six investment options into which participants may direct the investment of their accounts. These are the Invesco Strategic Technology Fund, Founders Growth Funds, Schwab 1000 Equity Fund, Strong Government Securities Fund and the Schwab Retirement Money Fund (collectively the "mutual funds"), and the Bairnco Corporation Common Stock Fund ("Bairnco common stock fund"). Participants invest in units of participation of the fund which represents an undivided interest in the underlying assets of the fund. Participants may separately direct the investment of future deferrals and existing account balances into these six investment options in increments of 5%. Participants are permitted to modify their elections for future deferrals and existing account balances between investment funds on a daily basis.

Except for the Invesco Strategic Technology Fund, all the investments represent 5% or more of the net assets available for benefits (see Note 6).


4.	TRUST AGREEMENT:

From the Plan's inception through June 30, 1996, SunTrust acted as the Plan Trustee. Effective July 1, 1996, Schwab became the Plan's Trustee pursuant to the Plan document which is signed by the Corporation and Plan Trustee. Schwab manages the Plan assets and makes distributions to participants as directed by the Plan Administrator. The Administrative Committee of the Corporation is the Plan Administrator. Expenses incurred by the Plan Trustee or the Plan Administrator in the performance of their duties may be paid by the Plan or the Corporation at the Corporation's discretion. During 1996 and 1995, all investment managers' fees were paid directly by the Plan.


5.	PLAN TERMINATION:

Although it has not expressed any intent to do so, the Corporation reserves the right under the Plan to terminate the Plan, in whole or in part, at any time. In the event of the Plan's termination, the Plan assets will be distributed to the participants in lump sum distributions or transferred to another qualified plan at the direction of the participant.


6.	CHANGES IN NET ASSETS BY INVESTMENT FUND:

The following schedule presents changes in the net assets of the investment funds for the year ended December 31, 1996:

                           STI Classic  STI Classic  STI Classic  Bairnco
                           Capital      Investment   Prime        Common    Participants
                           Growth       Grade Bond   Quality      Stock     Notes         Other
                           Fund         Fund         MM Fund      Fund      Receivable    Receivables  Total
Net Assets available for
 Plan Benefits, 01-01-96   $ 1,120,700  $ 409,483    $ 630,998    $154,559  $12,744       $   53,359   $ 2,381,843

Additions:
  Participants'
   contributions               160,825     60,903      102,512      20,453      --           (46,494)      298,199
  Interest and dividends         5,257     11,789       15,626       2,506      --            (6,865)       28,313
  Net realized and
   unrealized appreciation
   (depreciation)on
   investments                 113,089    (24,339)         --       39,867      --               --        128,617
  Loan repayments                  955        594          236          75   (1,860)             --            --
  Transfers from other
   funds                        17,158      5,097          662         --       --         2,388,301     2,411,218
                               297,284     54,044      119,036      62,901   (1,860)       2,334,942     2,866,347
Deductions:
  Distributions               (108,765)   (46,029)     (78,412)    (16,148)  (3,135)             --       (252,489)
  Loans                         (1,051)      (477)        (472)        --     2,000              --            --
  Transfers to other funds  (1,308,168)  (417,021)    (671,150)    (14,879)     --               --     (2,411,218)
                            (1,417,984)  (463,527)    (750,034)    (31,027)  (1,135)             --     (2,663,707)
Net Assets available for
 Plan Benefits, 06-20-96   $       --   $     --     $     --     $186,433  $ 9,749       $2,388,301   $ 2,584,483

                   Invesco                           Strong      Schwab      Bairnco
                   Strategic   Founders  Schwab      Government  Retirement  Common    Participants
                   Technology  Growth    1000        Securities  Money       Stock     Notes         Other
                   Fund        Fund      Fund        Fund        Fund        Fund      Receivable    Receivable    Total
Transfers (from)
 to other funds    $    --     $    --   $1,308,168  $415,615    $ 664,518   $    --   $   --        $(2,388,301)  $      --
Net Assets
 available for
 Plan Benefits,
 06-21-96               --          --    1,308,168   415,615      664,518    186,433    9,749               --     2,584,483

Additions:
  Participants
   contributions     78,359     119,235     107,664    60,671       45,670     20,310      --             67,678      499,587
  Interest and
   dividends         18,850      13,445      18,271    15,815       18,369      2,624      --              1,289       88,663
  Net realized
   and unrealized
   apprec (deprec)
   on investments   (13,525)     (7,295)    124,716    13,686          --     (19,639)     --                --        97,943
  Loan repayments       712         504         462        78          416        168   (2,340)              --           --
  Transfers from
   other funds       58,827      48,420         --        --           --       1,050      --                --       108,297
                    143,223     174,309     251,113    90,250       64,455      4,513   (2,340)           68,967      794,490

Deductions:
  Distributions        (583)     (1,487)    (97,003)  (17,722)     (47,894)    (7,089)     --                --      (171,778)
  Loans                (555)       (534)    (24,190)   (3,142)      (5,722)    (1,081)  35,224               --           --
  Admin expenses         (8)        (17)       (280)      (18)         (66)       (11)     --                --          (400)
  Transfers to
   other funds          --          --      (46,098)  (10,194)     (50,618)    (1,387)     --                --      (108,297)
                     (1,146)     (2,038)   (167,571)  (31,076)    (104,300)    (9,568)  35,224               --      (280,475)

Net Assets
  available for
  Plan Benefits,
  12-31-96         $142,077    $172,271  $1,391,710  $474,789    $ 624,673   $181,378  $42,633       $    68,967   $3,098,498


7.	TRANSACTIONS WITH PARTIES IN INTEREST:

Under Department of Labor Rules and Regulations for Reporting and Disclosure, the Plan is required to report investment transactions with and compensation paid to a "party in interest". The term "party in interest" is broadly defined but includes Bairnco Corporation as the Plan's sponsor, SunTrust and Schwab, as Plan Trustees, and any person or corporation which renders services to the Plan. Certain 1996 and 1995 fees for legal and accounting services provided in connection with the Plan were paid by the Plan sponsor on behalf of the Plan during these years. Additional fees paid by the Plan during 1996 and 1995 for services rendered by parties in interest were based on rates which the Plan's Administrator believes were customary and reasonable.


8.	INCOME TAX STATUS:

The Plan obtained its latest determination letter on March 5, 1996, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. Effective July 1, 1996, as a result of the transfer from SunTrust to Schwab, a revised Plan document was filed with the Internal Revenue Serivce. The plan administrator and legal counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the Internal Revenue Code.


9.	SUPPLEMENTAL SCHEDULES:

Supplemental Schedule I lists the reportable transactions of the Plan for the year ended December 31, 1996. Purchases and sales are made at market value on the date of transaction.

Supplemental Schedule II lists the Plan assets held for investment at December 31, 1996.

Supplemental Schedule III lists transactions with parties in interest of the Plan for the year ended December 31, 1996.


SCHEDULE  I

BAIRNCO CORPORATION
401(k) SAVINGS PLAN AND TRUST
SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 1996
                                           Sales       Sales       Sales
Description of Transaction     Purchases   Cost        Proceeds    Net Gain


Purchases:
  STI Classic Prime Quality
   Money Market Fund, Class A
   Trust Shares                $  128,652
  STI Classic Capital Growth
   Fund                           199,773
  STI Classic Investment Grade
   Bond Fund                       84,799
  Founders Growth Fund            190,992
  Invesco Strategic Technology
   Fund                           162,410
  Schwab Money Market Fund      2,436,833
  Schwab Retirement Money Fund    743,117
  Schwab 1000 Equity Fund       1,474,332
  Strong Government Securities    515,755

Sales:
  STI Classic Prime Quality
   Money Market Fund, Class A
   Trust Shares                            $  759,650  $  759,650  $    --
  STI Classic Capital Growth
   Fund                                     1,212,280   1,433,562   221,282
  STI Classic Investment Grade
   Bond Fund                                  465,535     469,943     4,408
  Founders Growth Fund                         11,092      11,426       334
  Invesco Strategic Technology
   Fund                                         6,600       6,809       209
  Schwab Money Market Fund                  2,435,821   2,435,821       --
  Schwab Retirement Money Fund                118,442     118,442       --
  Schwab 1000 Equity Fund                     199,956     207,338     7,382
  Strong Government Securities                 53,541      54,652     1,111

      Total All Funds          $5,936,663  $5,262,917  $5,497,643  $234,726


The accompanying notes are an integral part of this schedule.


SCHEDULE II

BAIRNCO CORPORATION
401(k) SAVINGS PLAN AND TRUST
SCHEDULE OF ASSETS HELD FOR INVESTMENT
AS OF DECEMBER 31, 1996


                                     Fair Value
Description                          (Note 2)      Cost

Cash Equivalents
  Schwab Money Market Fund           $    1,012    $    1,012

Common Stocks
  Bairnco Corporation                   180,366       196,459

    Total Bairnco Common Stock Fund  $  181,378    $  197,471

Mutual Funds
  Invesco Strategic Technology Fund  $  142,077    $  155,275
  Founders Growth Fund                  172,271       179,725
  Schwab 1000 Equity Fund             1,391,710     1,264,701
  Strong Government Securities Fund     474,789       462,014
  Schwab Retirement Money Fund          624,673       624,673

    Total Mutual Funds               $2,805,520    $2,686,388

Other Investments
  Participant Notes Receivable       $   42,633    $   42,633

    Total                            $3,029,531    $2,926,492




The accompanying notes are an integral part of this schedule.



SCHEDULE III

BAIRNCO CORPORATION
401(k) SAVINGS PLAN AND TRUST
SCHEDULE OF TRANSACTIONS WITH PARTIES IN INTEREST
FOR THE YEAR ENDED DECEMBER 31, 1996


Description                                                Amount


Sold 6,411 shares of Bairnco Corporation Common
  Stock between $6.125 and $7.625 per share                $42,279


Purchased 7,910 shares of Bairnco Corporation Common
  Stock between $6.125 and $7.375 per share                $52,614



The accompanying notes are an integral part of this schedule.



SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


BAIRNCO CORPORATION 401(K)
SAVINGS PLAN AND TRUST
(Name of Plan)




Date:  February 13, 1997            By:   /s/ J. ROBERT WILKINSON
                                          J. ROBERT WILKINSON
                                          Administrative Committee Member